Exhibit 10.1

PortalPlayer, Inc.

November 5, 2006

Gary Johnson

70 W. Plumeria Drive

San Jose, CA 95134

Re:	Warrant dated November 17, 2004

Dear Mr. Johnson:

As you know, PortalPlayer, Inc., a Delaware corporation (the “Company”), is presently negotiating an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by the Company, NVIDIA Corporation, a Delaware corporation (“Parent”), and Partridge Acquisition, Inc., a newly formed wholly-owned subsidiary of Parent (“Merger Sub”). As you also know, you are the holder of that certain Warrant to Purchase Common Stock of the Company, dated November 17, 2004 (the “Warrant”), which is currently exercisable for 41,067 shares of common stock of the Company.

Pursuant to the terms of the Merger Agreement: (a) Merger Sub would be merged with and into the Company (the “Merger”); (b) the Company would survive the Merger as a wholly-owned subsidiary of Parent; and (c) at the Effective Time (as defined in the Merger Agreement), each share of common stock of the Company outstanding immediately prior to the Effective Time will be converted into the right to receive $13.50 in cash, without any interest thereon.

By signing this letter agreement below, you acknowledge and agree that:

1.	prior to the Effective Time, you will surrender and exercise the Warrant for 41,067 shares of common stock of the Company pursuant to the terms and conditions set forth in the Warrant;

2.	upon such surrender and exercise, the Warrant shall be null and void and of no further effect; and

3.	the advance notice provisions set forth in Section 10 of the Warrant are hereby waived in connection with the Merger.

If the Merger Agreement is terminated or the Merger is not otherwise consummated, this letter agreement shall be null and void.

1.

This letter agreement shall be governed by the laws of the State of California (without regard to principles of conflicts of laws).

PORTALPLAYER, INC.

By:	/s/ Svend-Olav Carlsen
Name:	Svend-Olav Carlsen
Title:	VP & CFO

ACKNOWLEDGED AND AGREED:

/s/ Gary Johnson
Gary Johnson

2.